UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 5, 2011

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On October 5, 2011, Pier 1 Imports, Inc. (the “Company”), through a subsidiary, entered into a private-label credit card plan agreement (the “Plan Agreement”) with Alliance Data Systems Corporation, through its bank subsidiary (“ADS”). The Plan Agreement commencement date will be the date of transfer of ownership to ADS of the private-label credit accounts issued under the Company’s current private-label credit card program agreement with Chase Bank USA, N.A.  A copy of the Plan Agreement is filed with this report as Exhibit 10.1, and a copy of the Company’s press release announcing the Plan Agreement is filed with this report as Exhibit 99.1.

Upon the Plan Agreement commencement date, ADS will offer private-label credit cards to new and existing customers of the Company.  In addition, ADS will provide customer service functions and will support certain Company marketing activities related to the Company’s credit card customers.

The term of the Plan Agreement is seven years with an automatic extension to ten years if certain performance targets are achieved.  The Plan Agreement contains customary representations, warranties, covenants and indemnification provisions, as well as confidentiality and data security provisions. The Company will be entitled to future payments over the term of the Plan Agreement based on revolving credit card sales, and certain other credit and account related matters.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Private Label Credit Card Plan Agreement by and between World Financial Network Bank and Pier 1 Imports (U.S.), Inc. dated October 5, 2011.  Some of the schedules and an exhibit to this agreement have been omitted pursuant to a request for confidential treatment.

99.1	Press release dated October 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: October 7, 2011	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Private Label Credit Card Plan Agreement by and between World Financial Network Bank and Pier 1 Imports (U.S.), Inc. dated October 5, 2011.  Some of the schedules and an exhibit to this agreement have been omitted pursuant to a request for confidential treatment.

99.1	Press release dated October 6, 2011.